Exhibit 11


                   THE MIDDLETON DOLL COMPANY AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                           For the Three Months
                                              Ended March 31,
                                              ---------------
                                              2002         2001
                                          ----------    ----------

Net income available to
   common shareholders                    $  401,066    $  626,854
                                          ----------    ----------

Determination of shares:
   Weighted average common shares
   outstanding (basic)                     3,727,589     3,727,589
   Assumed conversion of stock options          --            --
                                          ----------    ----------

   Weighted average common shares
   outstanding (diluted)                   3,727,589     3,727,589
                                          ==========    ==========

Basic earnings per share                  $     0.11    $     0.17
                                          ==========    ==========
Diluted earnings per share                $     0.11    $     0.17
                                          ==========    ==========